Exhibit 99.1

CABOT CORPORATION

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The unaudited pro forma combined balance sheet combines Cabot Corporation’s (“Cabot” or the “Company”) March 31, 2012 unaudited consolidated balance sheet with Norit N.V.’s Activated Carbon Business’s (“Norit”) unaudited consolidated balance sheet as of March 31, 2012 and gives pro forma effect to the Company’s acquisition of Norit as if it and the related financing transactions had been completed on March 31, 2012. The unaudited pro forma combined statement of operations for the year ended September 30, 2011 combines Cabot’s audited consolidated statement of operations for the twelve months ended September 30, 2011 with Norit’s audited carve out combined and consolidated statement of operations for the twelve months ended December 31, 2011 and gives pro forma effect as if the acquisition and the related financing transactions had been completed at October 1, 2010. As permitted under the rules and regulations of the Securities and Exchange Commission (“SEC”), the financial statements for the two entities were combined because the difference in their fiscal year-ends was less than 93 days. The unaudited pro forma combined statement of operations for the six months ended March 31, 2012 combines Cabot’s unaudited consolidated statement of operations for the six months ended March 31, 2012 with Norit’s results of operations for the same period, which were derived by adding Norit’s audited December 31, 2011 carve out combined and consolidated statement of operations to the unaudited consolidated operating results for the three months ended March 31, 2012 and subtracting unaudited carve out combined and consolidated operating results for the nine months ended September 30, 2011, and gives pro forma effect to the acquisition of Norit as if it and the related financing transactions had been completed at October 1, 2010.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the acquisition had been completed on the date indicated, nor is it indicative of future operating results or financial positions. The pro forma adjustments are based upon currently available information and certain assumptions that Cabot believes are reasonable under the circumstances.

A final determination of fair values of assets to be acquired and liabilities to be assumed relating to Cabot’s acquisition of Norit may differ materially from preliminary estimates. This final valuation will also be based on the fair value of the actual net tangible and intangible assets of Norit that exist as of the date of the completion of the acquisition. The final valuation may materially change the allocation of the purchase price, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma combined financial statements.

CABOT CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

ASSETS

AS OF MARCH 31, 2012

(in millions)

	Historical Cabot Corporation	Historical Norit(1)	Pro Forma Adjustments	*	Pro Forma Combined
Current assets
Cash and cash equivalents	$366	$16	$(220)	A	$162
Trade receivables, net	759	43	—		802
Inventories	423	130	18	B	571
Prepaid expenses and other current assets	73	10	(2)	C	81
Deferred income taxes	27	7	—		34

Total current assets	1,648	206	(204)		1,650

Property, plant and equipment, net	1,079	321	24	D	1,424
Goodwill	40	155	299	E	494
Equity affiliates	62	8	—		70
Assets held for rent	51	—	—		51
Notes receivable from sale of business	263	—	—		263
Deferred income taxes	185	46	—		231
Norit intangible assets, net	—	89	238	F	327
Other assets	101	23	(6)	G	118

Total assets	$3,429	$848	$351		$4,628

(1)	Historical Norit consolidated balance sheet as of March 31, 2012.
*	See the referenced letter paragraph in Note 3 of the accompanying notes for an explanation of the pro forma adjustment.

See accompanying notes to unaudited pro forma combined financial statements.

CABOT CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

LIABILITIES AND SHAREHOLDERS’ EQUITY

AS OF MARCH 31, 2012

(in millions, except share amounts)

	Historical Cabot Corporation	Historical Norit(1)	Pro Forma Adjustments	*	Pro Forma Combined
Current liabilities
Notes payable to banks	$79	$9	$—		$88
Accounts payable and accrued liabilities	496	79	12	H	587
Income taxes payable	55	—	—		55
Deferred income taxes	6	2	—		8
Current portion of long-term debt	48	4	(4)	I	48

Total current liabilities	684	94	8		786

Long-term debt	560	628	282	I	1,470
Deferred income taxes	9	60	87	K	156
Other liabilities	298	15	—		313

Total liabilities	1,551	797	377		2,725

Stockholders’ equity:
Preferred stock:
Authorized: 2,000,000 shares of $1 par value
Issued and Outstanding : None and none	—	—	—		—
Common stock:
Authorized: 200,000,000 shares of $1 par value
Issued: 63,653,983 shares
Outstanding: 63,399,863 shares	64	13	(13)	M	64
Less cost of 254,120 shares of common treasury stock	(8)	—	—		(8)
Additional paid-in capital	17	62	(62)	M	17
Retained earnings (deficit)	1,576	(30)	30	M	1,576
			(12)	H	(12)
Deferred employee benefits	(11)	—	—		(11)
Accumulated other comprehensive income	108	(31)	31	M	108

Total Cabot Corporation stockholders’ equity	1,746	14	(26)		1,734
Noncontrolling interests	132	37	—		169

Total stockholders’ equity	1,878	51	(26)		1,903

Total liabilities and stockholders’ equity	$3,429	$848	$351		$4,628

(1)	Historical Norit consolidated balance sheet as of March 31, 2012.
*	See the referenced letter paragraph in Note 3 of the accompanying notes for an explanation of the pro forma adjustment.

See accompanying notes to unaudited pro forma combined financial statements.

CABOT CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2011

(in millions, except per share amounts)

	Historical Cabot Corporation	Historical Norit(1)	Pro Forma Adjustments	*	Pro Forma Combined
Net sales and other operating revenues	$3,102	$360	$—		$3,462
Cost of sales	2,544	257	—		2,801
			10	F	10
			18	B	18
			2	D	2

Gross profit	558	103	(30)		631
Selling and administrative expenses	249	47	7	F	303
Research and technical expenses	66	3	—		69

Income from operations	243	53	(37)		259
Interest and dividend income	2	2	(2)	A	2
Interest expense	(39)	(88)	49	J	(78)
Other (expense) income (2)	(3)	33	—		30

Income from continuing operations before income taxes and equity in net earnings of affiliated companies	203	—	10		213
(Provision) benefit for income taxes	(6)	(7)	5	L	(8)
Equity in net earnings of affiliated companies	8	1	—		9

Income from continuing operations	$205	$(6)	$15		$214

Weighted-average common shares outstanding, in millions:
Basic	64.6	9.2	—		64.6
Diluted	65.4	9.2	—		65.4

Income from continuing operations per common share:
Basic(3)	$3.14	$(0.65)	$0.79		$3.28
Diluted(3)	$3.10	$(0.65)	$0.79		$3.24

(1)	Historical Norit carve out combined and consolidated statement of operations for the twelve months ended December 31, 2011.
(2)

Following the award by the panel in the arbitration with ADA-ES, Inc. (“ADA”) and the consequent negotiations with ADA for breach of contract claims, Norit recognized a gain of approximately $33 million in other income during the year ended December 31, 2011 in connection with its settlement with ADA.

(3)

Income from continuing operations per common share amounts are unaudited. Pro forma combined income from continuing operations per common share for the twelve months ended September 30, 2011 is calculated by dividing pro forma combined income from continuing operations by Cabot’s weighted-average common shares outstanding.

*	See the referenced letter paragraph in Note 3 of the accompanying notes for an explanation of the pro forma adjustment.

See accompanying notes to unaudited pro forma combined financial statements.

CABOT CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED MARCH 31, 2012

(in millions, except per share amounts)

	Historical Cabot Corporation	Historical Norit(1)	Pro Forma Adjustments	*	Pro Forma Combined
Net sales and other operating revenues	$1,606	$175	$—		$1,781
Cost of sales	1,290	123	—		1,413
			5	F	5
			1	D	1

Gross profit	316	52	(6)		362
Selling and administrative expenses	131	21	4	F	156
Research and technical expenses	37	2	—		39

Income from operations	148	29	(10)		167
Interest and dividend income	2	2	(1)	A	3
Interest expense	(19)	(59)	41	J	(37)

Income from continuing operations before income taxes and equity in net earnings of affiliated companies	131	(28)	30		133
(Provision) benefit for income taxes	(39)	7	(4)	L	(36)
Equity in net earnings of affiliated companies	4	—	—		4

Income from continuing operations	$96	$(21)	$26		$101

Weighted-average common shares outstanding, in millions:
Basic	63.4	9.2	—		63.4
Diluted	64.1	9.2	—		64.1

Income from continuing operations per common share:
Basic(2)	$1.50	$(2.28)	$2.36		$1.58
Diluted(2)	$1.48	$(2.28)	$2.36		$1.56

(1)	Historical Norit consolidated statement of operations for the six months ended March 31, 2012.
(2)

Pro forma combined income from continuing operations per common share for the six months ended March 31, 2012 is calculated by dividing pro forma combined income from continuing operations by Cabot’s weighted-average common shares outstanding.

*	See the referenced letter paragraph in Note 3 of the accompanying notes for an explanation of the pro forma adjustment.

See accompanying notes to unaudited pro forma combined financial statements.

CABOT CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The Unaudited Pro Forma Combined Financial Statements (the “Statements”) have been derived from the historical consolidated financial statements of Cabot Corporation (“Cabot” or the “Company”) and of Norit N.V.’s Activated Carbon Business (“Norit”). Norit’s historical financial results present the Activated Carbon Business on a carve out combined basis from the other Norit Group business, which is further discussed in Note 1 of the consolidated financial statements filed as Exhibit 99.2 hereto. Certain financial statement line items included in Norit’s historical presentation have been disaggregated, condensed, or reclassified to conform to corresponding financial statement line items included in Cabot’s presentation. The reclassifications relate to depreciation and amortization expense which has been allocated to Cost of sales and Selling and administrative expenses.

The transaction is reflected in the Statements as an acquisition of Norit by Cabot using the acquisition method of accounting, in accordance with business combination accounting guidance under generally accepted accounting principles of the United States (“GAAP”). Under these accounting standards, the assets to be acquired and the liabilities to be assumed will be measured at estimated fair value. For the purpose of measuring the estimated fair value of the assets to be acquired and liabilities to be assumed, Cabot has applied the accounting guidance under GAAP for fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The unaudited pro forma adjustments included herein are preliminary and will be revised as additional information becomes available and as valuation work is completed. The final purchase price allocation will be determined after the completion of the acquisition, which is expected to close within calendar year 2012, and the final allocations may differ materially from those presented. Identifiable assets and liabilities of Norit, including identifiable intangible assets, were recorded based on their estimated fair values as of March 31, 2012.

Inventories: Inventories to be acquired include raw materials, work-in-process and finished goods. The fair value of raw materials and work-in-process was determined based on the estimated selling price of the eventual finished inventories, adjusted for expected: (i) costs to complete the manufacturing process; (ii) costs of the selling effort; and (iii) a reasonable profit allowance for the remaining manufacturing and selling effort. The fair value of finished goods was determined based on the estimated selling price, net of selling costs and a reasonable profit margin.

Property, plant and equipment: Property, plant and equipment to be acquired will be depreciated using the straight-line method over their estimated remaining useful lives ranging from three to twenty-five years based on the Company’s preliminary valuation.

Identifiable intangible assets: Identifiable intangible assets to be acquired include customer relationships, completed technology, and trademarks. The fair value of intangible assets was based on the Company’s preliminary valuation. Estimated useful lives of amortizable intangible assets are based on the time periods during which the intangibles are expected to result in incremental cash flows. Trademarks are deemed to have indefinite lives.

Goodwill: Goodwill represents the excess of the preliminary acquisition consideration over the estimated fair values of net assets to be acquired. Goodwill will not be amortized and is not deductible for tax purposes. Goodwill will be tested for impairment at least annually or whenever certain indicators of impairment are present.

Deferred tax assets and liabilities: Deferred income taxes are determined based on the estimated future tax effects of differences between financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets are recognized to the extent that realization of those assets is considered to be more likely than not. A valuation allowance is established for deferred taxes when it is more likely than not that all or a portion of the deferred tax assets will not be realized.

2. Preliminary Purchase Price Allocation

The Company will pay $1,110 million of total cash consideration to acquire Norit, which includes $10 million of lock box interest.

The total fair value of the consideration has been preliminarily allocated to the net tangible and intangible assets based upon their estimated fair values as of March 31, 2012. The excess of the purchase price over the estimated fair value of the net tangible and intangible assets has been recorded as goodwill.

The following summarizes the preliminary purchase price allocation, as if the acquisition had occurred on March 31, 2012:

(in millions)
Assets to be acquired:
Trade receivables, net	$43
Inventories	148
Prepaid expenses and other current assets	8
Property, plant and equipment	345
Norit intangible assets	327
Goodwill	454
Deferred tax assets	53
Other assets	21

Total assets to be acquired	$1,399

Liabilities to be assumed:
Accounts payable and accrued liabilities	$79
Deferred tax liabilities	149
Other liabilities	24
Noncontrolling interest	37

Total liabilities to be assumed	$289

Net assets to be acquired	$1,110

Cabot has made preliminary allocation estimates based on limited access to information and will not have sufficient information to make final allocations until after completion of the transaction. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable after completion of the transaction. Cabot anticipates that the valuations of the acquired assets and liabilities will include, but not be limited to, inventory, fixed assets, customer relationships, completed technology, trademarks and other potential intangible assets. The valuations will consist of physical appraisals, discounted cash flow analyses, or other appropriate valuation techniques to determine the fair value of the assets acquired and liabilities assumed. The preliminary purchase price allocation was based on reviews of publicly disclosed allocations for other acquisitions in the chemical industry, Cabot’s historical experience, other available public information and Cabot’s financial due diligence review of Norit’s business. The analysis was performed at an aggregate level and was based on estimates that are reflective of market participant assumptions including the amount, timing, and realization of future cash flows.

With respect to properties to be acquired in the transaction, Norit has a number of manufacturing and distribution sites and related facilities, owns land and leases sites that include leasehold improvements, and owns machinery and equipment for use in its manufacturing operations. Cabot believes that it is probable that the fair value of the property, plant and equipment differs from the recorded balances in Norit’s March 31, 2012 consolidated statement of financial position. In this preliminary fair value assessment, Cabot estimated the fair value adjustment of approximately 7% above current book value. This adjustment considered the valuation of such assets at fair value in 2007 when Doughty Hanson & Co Managers Limited and Euroland Investments B.V. (“Doughty”) acquired Norit, the length of time since Doughty acquired Norit, Norit’s depreciation policies and practices, and a preliminary assessment of the fair value of the land and buildings of Norit.

With respect to the intangible assets to be acquired in the transaction, Norit has a number of customer relationships, significant technology, and a number of trademarks.

The amounts allocated to assets to be acquired and liabilities to be assumed in the transaction could differ materially from the preliminary amounts presented in these Statements. Decreases or increases in the fair value of assets to be acquired or liabilities to be assumed in the transaction from those preliminary valuations presented in these Statements would result in a corresponding increase or decrease in the amount of goodwill that will result from the transaction. In addition, if the value of the assets to be acquired is higher than the preliminary indication, it may result in higher amortization and/or depreciation expense than is presented in these Statements.

3. Pro forma Adjustments

The following pro forma adjustments have been made in the accompanying unaudited pro forma combined balance sheet as of March 31, 2012, and the unaudited pro forma combined statements of operations for the twelve months ended September 30, 2011 and the six months ended March 31, 2012 to reflect the purchase price, to adjust amounts related to Norit’s net tangible and intangible assets to a preliminary estimate of the fair values of those assets, to reflect the amortization expense related to the estimated amortizable properties and intangible assets and to reflect the interest and amortization of deferred financing costs associated with the transaction financing together with the associated tax impact:

(A)	To reduce cash and cash equivalents and corresponding interest income by $200 million of cash on hand expected to be used to finance the acquisition, the cash used to pay debt issuance costs to finance the transaction as described in Note I, and to eliminate Norit’s cash;

(B)	To reflect the step-up to record estimated fair value of inventory to be acquired as of March 31, 2012 and the corresponding amortization of inventory step-up into Cost of sales as if the acquisition had been completed on October 1, 2010;

(C)	To eliminate Norit’s capitalized initial public offering costs;

(D)	To reflect the step-up to record estimated fair value of property, plant and equipment as of March 31, 2012 and the corresponding adjustment to depreciation expense recorded in Cost of sales. With other assumptions held constant, a 25% increase in the fair value adjustment of property, plant and equipment as calculated would increase annual pro forma depreciation expense by less than $1 million. With other assumptions held constant, a decrease of 25% in the estimated remaining weighted average useful lives would increase annual pro forma depreciation expense of the fair value adjustment by approximately $1 million;

(E)	To eliminate the goodwill previously recorded by Norit and record the preliminary estimate of goodwill as derived from the purchase price allocation shown in Note 2. The goodwill generated from the acquisition of Norit is not amortized;

(F)	To reflect the step-up to the preliminary estimated fair value of Norit’s identifiable intangible assets from the respective carrying values reported by Norit as of March 31, 2012 and its corresponding amortization. The intangible assets primarily consist of customer relationships, completed technology, and trademarks. The estimated fair value of amortizable intangible assets (customer relationships and completed technology) is expected to be amortized on a straight-line basis over estimated useful lives that will range from 10 to 15 years, subject to the finalization of the purchase price allocation. With other assumptions held constant, a 25% increase in the fair value of intangible assets as calculated would increase annual pro forma amortization expense by $6 million. With other assumptions held constant, a decrease of 25% in the estimated remaining weighted average useful lives of amortizable intangible assets would increase annual pro forma amortization expense by approximately $8 million;

(G)	To eliminate Norit’s historical debt issuance costs of $10 million and record Cabot’s estimated debt issuance costs of $4 million associated with the expected financing of the acquisition;

(H)	To record Cabot’s estimated transaction related costs that were not yet incurred as of March 31, 2012;

(I)	To record Cabot’s expected borrowings totaling $910 million to finance the acquisition and to eliminate Norit’s external debt, including shareholder loans, of $628 million that will not be assumed in the transaction. These Statements assume that Cabot will complete an offering of debt securities with a principal amount of approximately $600 million and borrow approximately $310 million under its revolving credit facility, subject to current market conditions;

(J)	To eliminate Norit interest expense and foreign exchange loss on Norit debt that will not be assumed in the transaction in the amounts of $78 million and $55 million for the twelve months ended September 30, 2011 and the six months ended March 31, 2012, respectively, and to record interest expense on Cabot’s expected borrowings to finance the acquisition in the amounts of $29 million and $14 million for the twelve months ended September 30, 2011 and the six months ended March 31, 2012, respectively. With other assumptions held constant, a 12.5 basis point increase in interest rates of Cabot’s expected borrowings as calculated would increase annual interest expense by approximately $1 million;

(K)	To record the change in net deferred income taxes arising from the fair value step-up of Norit assets (inventory, fixed assets, and intangible assets) to be acquired by Cabot;

(L)	To calculate the adjustment to (provision) benefit for income taxes due to the pro forma adjustments using the applicable statutory rates;

(M)	To eliminate Norit’s stockholders’ equity upon the closing of the acquisition;